The Commonwealth of Massachusetts
                 DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY
                              November 5, 1998

D.T.E. 98-61/87

Petition of The Berkshire Gas Company and Berkshire Gas Mergeco Gas Company, Inc. for approvals related to a reorganization merger to establish a Holding Company pursuant to G.L. c. 164, [Section Sign] 96.

Petition of The Berkshire Gas Company to the Department of
Telecommunications and Energy pursuant to G.L. c. 164, [Section Sign] 14 for approval and authorization to issue and sell not more than 200,000 additional shares of common stock.

APPEARANCES:             James M. Avery, Esq.
                         Emmett E. Lyne, Esq.
                         K. Jill Rizzotti, Esq.
                         Rich, May, Bilodeau & Flaherty, P.C.
                         The Old South Building
                         294 Washington Street
                         Boston, MA  02108-4675
                               FOR:  THE BERKSHIRE GAS COMPANY and
                                     BERKSHIRE GAS MERGECO GAS COMPANY, INC.
                                     Petitioners

                         Scott Harshbarger, Attorney General
                               By:   James W. Stetson
                         Assistant Attorney General
                         200 Portland Street
                         Boston, Massachusetts 02114
                                     Intervenor

                         Timothy A. Clark, General Counsel
                         Colonial Gas Company
                         40 Market Street
                         Lowell, MA  01852
                              -and-

                         Jeffrey F. Jones, Esq.
                         Constantine Athanas, Esq.
                         Palmer & Dodge, LLP
                         One Beacon Street
                         Boston, MA  02108
                               FOR:  COLONIAL GAS COMPANY
                                     Limited Participant

                              TABLE OF CONTENTS

I.    INTRODUCTION                                                 Page 1

II.   PROCEDURAL HISTORY                                           Page 2

III.  COMPANIES' PROPOSAL                                          Page 2
      A.    Merger                                                 Page 2
      B.    DRIP Petition                                          Page 5
      C.    Exemption Request                                      Page 6

IV.   CONSISTENCY OF HOLDING COMPANY PROPOSAL WITH THE
      PUBLIC INTEREST                                              Page 6
      A.    Introduction                                           Page 6
      B.    Standard of Review                                     Page 7
      C.    Specific Considerations                                Page 9
            1.    Impact on Rates                                  Page 9
            2.    Impact on Quality of Service                     Page 11
            3.    Impact on Competition                            Page 12
            4.    The Financial Integrity of the
                  Post-Merger Entity                               Page 13
            5.    Societal Costs                                   Page 14
            6.    Impact on Economic Development                   Page 14
            7.    Alternatives to the Merger                       Page 15
      D.    Conclusion                                             Page 16

V.    CONDITIONS OF APPROVAL                                       Page 16
      A.    Dividend Policy                                        Page 16
            1.    Introduction                                     Page 16
            2.    Analysis and Findings                            Page 17
      B.    Cost of Capital                                        Page 18
      C.    Asset Transfers                                        Page 19
            1.    Description of Company Proposal                  Page 19
            2.    Analysis and Findings                            Page 19

VI.   MANAGEMENT AGREEMENT                                         Page 20
      A.    Description                                            Page 20
      B.    Analysis and Findings                                  Page 22

VII.  TAX SHARING AGREEMENT                                        Page 24
      A.    Description                                            Page 24
      B.    Analysis and Findings                                  Page 24

VIII. STOCK ISSUANCE                                               Page 26
      A.    Standard of Review                                     Page 26
      B.    Mergeco                                                Page 28
            1.    Description of Proposal                          Page 28
            2.    Analysis and Findings                            Page 28
      C.    Dividend Reinvestment Plan Stock Issuance              Page 29
            1.    Description of the Proposed Financing            Page 29
            2.    Capital Structure of the Company                 Page 31
            3.    Analysis and Findings                            Page 32

IX.   EXEMPTION FROM SEPARATION REQUIREMENTS OF THE
      STANDARDS OF CONDUCT                                         Page 33
      A.    Introduction                                           Page 33
      B.    Analysis and Findings                                  Page 34

X.    ORDER                                                        Page 36


I.    INTRODUCTION

      On June 23, 1998, Berkshire Gas Company ("Berkshire" or "Company") and Berkshire Gas Mergeco Gas Company, Inc. ("Mergeco") (together, the "Companies") filed a petition for approval ("Restructuring Petition") pursuant to G.L. c. 164, [Section Sign] 96, of an Agreement and Plan of Merger ("Reorganization Plan") with the Department of Telecommunications and Energy ("Department"). In its Reorganization Plan, Berkshire proposes to create a holding company, Berkshire Energy Resources ("BER"), to directly own the common stock of Berkshire. The Companies have requested Department approval of their Reorganization Plan.

      On August 14, 1998, Berkshire also requested Department approval and authorization, pursuant to G.L. 164, [Section Sign] 14, for the issuance and sale of an additional 200,000 shares of common stock, $2.50 par value, pursuant to Berkshire's Share Owner Dividend Reinvestment and Stock Purchase Plan (the "DRIP") ("DRIP Petition"). The Department granted the Companies' motion to review these petitions on a consolidated basis.

      On October 7, 1998, Berkshire filed a request pursuant to 220 C.M.R. [Section Sign] 12.03(17) for a limited exemption from the separation requirements of 220 C.M.R. [Section Sign] 12.03(15) ("Exemption Request"), with respect to certain employees who will serve in management positions for Berkshire, and the non-regulated affiliates of Berkshire.

      This Order approves the Companies' petitions to (1) create a holding company to directly hold the common stock of Berkshire and (2) issue and sell an additional 200,000 shares of common stock, $2.50 par value, pursuant to Berkshire's DRIP. This Order denies, without prejudice, the Companies' Exemption Request. This Order also sets forth certain ratepayer protections. The Companies must implement the protections as a condition of their corporate restructuring, in order to safeguard the public interest.

II.   PROCEDURAL HISTORY

      On July 30, 1998, the Department held a public hearing in its offices regarding the Restructuring Petition, docketed as D.T.E. 98-61. The Department granted limited participant status to Colonial Gas Company ("Colonial"). The Attorney General intervened pursuant to G.L. c. 12, [Section Sign] 11E, on August 14, 1998.

      On September 29, 1998, the Department held a public hearing in its offices regarding the DRIP Petition, docketed as D.T.E. 98-87. On the same day, the Department held a combined evidentiary hearing in D.T.E. 98-61 and D.T.E. 98-87. The Companies presented two witnesses: Michael J. Marrone, vice president, treasurer and chief financial officer of Berkshire; and John J. Reed, president of Reed Consulting Group. The evidentiary record consists of 53 exhibits. On October 8, 1998, the Companies filed a brief in support of their petitions.

III.  COMPANIES' PROPOSAL

      A.    Merger

      Currently, Berkshire is an investor-owned public utility that serves 19 communities in western Massachusetts. Berkshire also operates a retail propane business as a division and has entered into a strategic marketing alliance with Conectiv/CNE, LLC, a joint venture formed by a subsidiary of Connecticut Energy Corporation and a subsidiary of Delmarva Power & Light Company.

      The Companies request Department approval of their Reorganization Plan to create a holding company that will directly hold the common stock of Berkshire (Exh. BG-MJM-1, at 2). Pursuant to the Reorganization Plan, Berkshire has formed BER,(1) a Massachusetts business trust, and Mergeco, BER's wholly-owned subsidiary and a Massachusetts gas utility corporation that has no present business or assets of its own (id. at 11). Under the Reorganization Plan, Berkshire will become a subsidiary of BER through the merger of Berkshire with and into Mergeco, with Berkshire being the surviving entity (id. at 12). The Companies assert that their proposal is essentially identical to the corporate restructuring approved by the Department in Boston Edison Company, D.P.U./D.T.E. 97-63 (1998) (id. at 2).
___________________
(1) By Order dated January 30, 1998, the Department approved the investment in BER of such amounts required to submit the Reorganization Plan to Berkshire's shareholders and regulatory authorities having jurisdiction. The Berkshire Gas Company, D.T.E. 97-107 (1998).

      The Companies represent that the following events will occur simultaneously at the time of the merger: (1) each share of Mergeco common stock issued and outstanding immediately prior to the merger will be changed and converted into one share of Berkshire common stock, $2.50 par value; (2) each share of Berkshire's common stock issued and outstanding immediately prior to the merger will be changed and converted into one common share of BER; and (3) each share of BER issued and outstanding immediately prior to the merger will be cancelled (id. at 12). The Companies further represent that Berkshire cumulative preferred stock will not be affected by the merger (id. at 15). The Companies also claim that their long-term debt securities, assuming the negotiation of acceptable consents or amendments, will be similarly unaffected (id.). The Companies state that, as a result of the merger, (1) Berkshire will become a wholly-owned subsidiary of BER, (2) all of BER's common shares outstanding immediately after the merger will be owned by the holders of Berkshire's common stock outstanding immediately prior to the merger, and (3) Mergeco will cease to exist as a separate legal entity (id.). The Companies explain that the retail propane operations and energy marketing activities of Berkshire, currently performed through divisions of Berkshire, will be transferred to new subsidiaries after the merger (Exh. BG-MJM-1, at 5).

      In its Proxy Statement/Prospectus dated March 17, 1998, Berkshire proposes the following corporate structure (Exh. BG-MJM-5, at 22-23). The Companies state that the current board of directors of Berkshire will become the board of trustees of BER (id. at 22). The Company also reports that Berkshire's current officers will continue to serve as officers for Berkshire and also will serve in comparable senior positions for non-regulated affiliates of Berkshire (id. at 23). The Companies report that Berkshire also will perform certain services for its affiliates pursuant to the terms of a Management Services Agreement ("Management Agreement") (Exhs. BG-MJM-1, at 13; BG-MJM-6, at 1; RR-DTE-4(a)).

      B.    DRIP Petition

      Berkshire proposes to issue and sell from time to time up to 200,000 additional shares of common stock through the Company's DRIP (DRIP Petition at 2). Berkshire explains that the DRIP allows the common stock cash dividends to be automatically reinvested in additional, original issue shares of common stock of the Company (id. at 3). Berkshire notes that participation in the DRIP is optional and is available to holders of ten or more shares of common stock, or to any Berkshire employee who owns one or more shares of common stock (id.).

      Berkshire seeks approval of the DRIP Petition concurrently with the Restructuring Petition because Berkshire anticipates that the merger probably will not be completed before the end of 1998 and that it will not have an adequate number of shares available for issuance pursuant to the DRIP for the interim period prior to the proposed corporate restructuring (id. at 4; Exh. BG-MJM-10, at 4). Therefore, Berkshire determined that it was necessary to increase the number of shares authorized for issuance pursuant to the DRIP rather than suspend the DRIP pending completion of the merger (DRIP Petition at 4; Exh. BG-MJM-10, at 4).

      Berkshire states that, upon approval of the Reorganization Plan by the Department, the DRIP will be assumed by BER (Exh. BG-MJM-10, at 3-4). Berkshire reports that participants in the DRIP will continue to be able to invest their dividends in BER's common shares, as well as purchase additional common shares and make optional payments to acquire such shares (id. at 4). The Company represents that it will take appropriate action to achieve compliance with applicable federal securities laws upon approval of the DRIP Petition (id. at 6-7).

      C.    Exemption Request

      During the course of the evidentiary hearing, the Department raised the issue of whether the overlap of management between Berkshire's regulated and non-regulated entities was consonant with the Department's Standards of Conduct, 220 C.M.R [Section Sign] 12.00, et seq. (Tr. at 37-45).
Therefore, Berkshire filed the Exemption Request with respect to certain senior executives that would serve Berkshire as well as its non-regulated affiliates, including its competitive energy affiliate (id. at 46).

IV.   CONSISTENCY OF HOLDING COMPANY PROPOSAL WITH THE PUBLIC INTEREST

      A.    Introduction

      Through the merger, Berkshire would be transformed from a publicly traded stock corporation to a corporation whose equity would be entirely owned by a holding company. Of the commonwealth's ten investor-owned local gas distribution companies ("LDCs"),(2) five are currently affiliates of holding companies(3) (Exh. BG-JR-1, at 4). In addition to Berkshire, two of the other remaining LDCs that are not affiliates of holding companies, Bay State Gas Company ("Bay State") and Colonial, are currently involved in transactions that, if completed, will result in their becoming affiliates of holding companies(4) (id. at 4). It should be noted that, with the Department's Order in D.P.U./D.T.E. 97-63, all investor-owned electric utility companies in Massachusetts now operate within a holding company structure (id. at 3).
___________________
(2) The ten LDCs are: Berkshire, Bay State Gas Company, Blackstone Gas Company, Boston Gas Company, Colonial, Commonwealth Gas Company, Essex County Gas Company, Fall River Gas Company, North Attleboro Gas Company and Unitil/Fitchburg Gas and Electric Company.
(3)   The five LDCs that already are affiliates of holding companies are:
      Boston Gas Company, Commonwealth Gas Company, Unitil/Fitchburg Gas and Electric Company, North Attleboro Gas Company, and Essex County Gas Company (Exh. BG-JR-1, at 4).
(4) The Department is currently reviewing these transactions in proceedings docketed as D.T.E. 98-31 for Bay State and D.T.E. 98-71 for Colonial.

B.    Standard of Review

      The Department's authority to review and approve mergers and acquisitions is found at G.L. c. 164, [Section Sign] 96, which, as a condition for approval, requires the Department to find that mergers and acquisitions are "consistent with the public interest." In Boston Edison Company, D.P.U. 850, at 6-8 (1983), the Department construed [Section Sign] 96's standard of consistency with the public interest as requiring a balancing of the costs and benefits attendant on any proposed merger or acquisition. The Department stated that the core of the consistency standard was "avoidance of harm to the public." D.P.U. 850, at 5. Therefore, under the terms of D.P.U. 850, a proposed merger or acquisition is allowed to go forward upon a finding by the Department that the public interest would be at least as well served by approval of a proposal as by its denial. D.P.U. 850, at 5-8; Eastern-Essex Acquisition, D.T.E. 98-27, at 8 (1998).(5) The Department has reaffirmed that it would consider the potential gains and losses of a proposed merger to determine whether the proposed transaction satisfies the [Section Sign] 96 standard. D.T.E. 98-27, at 8; D.P.U./D.T.E. 97-63, at 7; Mergers and Acquisitions, D.T.E. 93-167-A at 6, 7, 9 (1994). The public interest standard, as elucidated in D.P.U. 850, must be understood as a "no net harm," rather than a "net benefit" test.(6) D.T.E. 98-27, at 8. The Department considers the special factors of an individual proposal to determine whether it is consistent with the public interest. Id.; D.P.U./D.T.E. 97-63, at 7; Mergers and Acquisitions at 7-9. To meet this standard, costs or disadvantages of a proposed merger must be accompanied by offsetting benefits that warrant their allowance. D.T.E. 98-27, at 8; D.P.U./D.T.E. 97-63, at 7; D.T.E. 93-
167-A at 18-19.
___________________
(5) The Department issued its Order in Eastern-Essex Acquisition, D.T.E. 98-27 (1998) on September 17, 1998, which was after hearings were completed and briefs had been filed in this case.
(6) The Department notes that a finding that a proposed merger or acquisition would probably yield a net benefit does not mean that such a transaction must yield a net benefit to satisfy G.L. c. 164, [Section Sign] 96 and Boston Edison, D.P.U. 850.

      Various factors may be considered in determining whether a proposed merger or acquisition is consistent with the public interest pursuant to G.L. c. 164, [Section Sign] 96. These factors were set forth in Mergers and
Acquisitions:  (1) effect on rates; (2) effect on the quality of service;
(3) resulting net savings; (4) effect on competition; (5) financial integrity of the post-merger entity; (6) fairness of the distribution of resulting benefits between shareholders and ratepayers; (7) societal costs, such as job loss; (8) effect on economic development; and (9) alternatives to the merger or acquisition. D.T.E. 98-27, at 8-9; D.P.U./D.T.E. 97-63, at 7-8; D.T.E. 93-167-A at 7-9. This list is illustrative and not exhaustive, and the Department may consider other factors when evaluating a [Section Sign] 96 proposal. D.T.E. 98-27, at 9; D.T.E. 93-167-A at 9.

      C.       Specific Considerations

      As described above, the Department has developed a nine-factor test to examine the benefits and costs of a proposed merger of utility companies. D.P.U. 93-167-A at 7-9. Because the standard of review was designed to apply to mergers between operating companies or acquisitions by one company of another, not all of the factors are relevant to or determinative of the issues raised by this holding company proposal. In considering the special circumstances of this proposal, the Department's analysis focuses on the following factors: (1) impact on rates; (2) impact on the quality of service; (3) impact on competition; (4) the financial integrity of the post-merger entity; (5) societal costs; (6) impact on economic development; and
(7) alternatives to the merger or acquisition.  D.P.U./D.T.E. 97-63, at 12-
13. These are the factors that we use in our analysis. However, the result of the analysis on any single factor is not controlling. Our review and judgment under G.L. c. 164, [Section Sign] 96, and in D.P. U. 850, is of the proposal taken as a whole and of the consistency of the proposal with the public interest.

            1.    Impact on Rates

      Berkshire states that it is not proposing any changes in its rates (Ex. BG-MJM-1, at 7; Tr. at 20). The Department may find that a proposal is consistent with the public interest if, upon consideration of its significant aspects viewed as a whole, the public interest is at least as well served by approval of the proposal as by its denial. D.P.U. 850, at 8. Thus, the Companies need not demonstrate that Berkshire's rates will decrease upon the formation of the holding company.

      The formation of a holding company, assuming the adoption of appropriate safeguards by the Department, likely will have no adverse impact on Berkshire's rates because the Company will continue to operate and be regulated in virtually the same manner as under the current structure (Tr. at 20). The Companies' proposal is not a merger whereby two entities seek enhanced efficiency through the elimination of duplicate services and departments. In the instant case, the regulated business of Berkshire will operate in the same manner before and after the formation of the holding company. The Company's current rates are established pursuant to the terms of the Department's Order in The Berkshire Gas Company, D.P.U. 92-10 (1993), and, more recently, with respect to the unbundling of such rates, a settlement approved by the Department in The Berkshire Gas Company, D.T.E. 98-65 (1998). Any future adjustments to the Company's rates will be subject to the same regulatory scrutiny applied today. See G.L. c. 164, [Section Sign] 94. Therefore, the public will be held harmless in accordance with the standard set forth in D.P.U. 850, at 8, i.e., that the public interest is at least as well served by approval of the proposal as by its denial. In addition, as discussed below, the Department will ensure through appropriate safeguards that ratepayers will not pay increased rates due to cross-subsidization or excessive dividend payments. The Department notes that our ability to ensure compliance with these safeguards is, in fact, enhanced under a holding company structure.

            2.    Impact on Quality of Service

      Berkshire claims that the regulated utility operations will be central to the proposed holding company and that the Company will continue its commitment to customer service and relevant operating and safety requirements (Exh. BG-MJM-1, at 8). Berkshire claims that the quality of service will not be negatively affected and that, if there is any effect, it will be to encourage Berkshire to maintain its high standards (id.; Tr. at 20).

      The Company has stated that its desire to enter other business ventures is driving, at least in part, the present proposal to restructure its corporate organization (Exh. BG-MJM-1, at 6). The Department recognizes that as a regulated utility enters new areas of unregulated business, the potential exists for the diversion of the regulated utility's resources to the unregulated business, resulting in degradation of service quality. Likewise, potential exists that the less profitable resources of an affiliated unregulated company may be transferred to the regulated business, leading to poor service quality in the regulated business. Berkshire notes three incentives to maintain high standards in its service quality: continued rate regulation, revised service quality standards if it withdraws from the merchant function and is subject to the requirements of performance-based rates, and potential to increase efficiency as a result of a more appropriate corporate structure (Exh. BG-MJM-1, at 8). In the present situation, the Department determines that, pursuant to G.L. 164 [Section Sign] 93, its authority to investigate service quality problems pursuant to a petition from elected officials or groups of twenty or more affected customers provides adequate protection from degradation in the quality of service of Berkshire. In addition, the Department expects that in the future, the quality of service monitoring under performance-based ratemaking will protect customers from a degradation in the quality of service. Therefore, the Department concludes that the formation of a holding company need not, and likely will not, have an adverse effect on quality of service.

            3.    Impact on Competition

      Berkshire states that few competitors are currently in western Massachusetts and that few competitors are likely to enter the region's natural gas market initially (Exh. BG-MJM-1, at 9). The Company states that the proposed merger will have a positive effect on competition by opening this regional market to greater competition and helping to develop the region's economy (id.; Exh. DTE-1-4; Tr. at 21-22). The Department has encouraged a holding company corporate structure to maintain clear lines between and among competitive and non-competitive business ventures and to encourage the growth of competition. D.P.U. 96-100, at 74-79; D.P.U./D.T.E. 97-63, at 12; D.T.E. 97-24, at 24-25. Further, the Companies state that the proposed corporate separation of Berkshire's energy marketing operation in a marketing affiliate separated from its regulated business will eliminate significant barriers to entry in the natural gas market (Exh. BG-MJM-1, at 4). The Department finds that the implementation of the holding company structure most likely will have a positive effect upon competition in the natural gas industry by removing potential barriers to market entry for Berkshire, and by separating Berkshire's regulated and unregulated operations.

            4.    The Financial Integrity of the Post-Merger Entity

      The major difference between the current structure of Berkshire and the proposed holding company structure will be the accounting treatment of the utility. The Department recognizes that there can be additional risks to ratepayers upon the formation of the holding company. Diversification, without appropriate ratepayer protections, could result in an increase to the overall risk profile of Berkshire. The Department finds that the risks of increased diversification into energy and other related businesses should be borne by the shareholders, not ratepayers. D.P.U./D.T.E. 97-63, at 18. Furthermore, Berkshire has agreed to be governed by safeguards comparable to those imposed with respect to BECo's corporate restructuring to establish a holding company corporate structure (Exhs. DTE-1-19; DTE-1-20).(7) Thus, the formation of a holding company will not affect the financial stability of the post-merger utility as long as appropriate safeguards are established to protect ratepayers from the risks inherent in increased diversification. These safeguards are discussed in Section V, below.
___________________
(7) The safeguards include (1) monitoring of dividend payments by Berkshire to BER, (2) determining the cost of capital on a stand-alone basis, (3) pricing of the transfer of rate-base assets consistent with the Standards of Conduct, and (4) maintaining a log of all transactions with affiliated companies.

            5.    Societal Costs

      The Department's analysis of societal costs focuses on the public benefits and costs that may be caused by the Companies' proposal, and specifically looks at the impact on employment. D.P.U. 93-167-A, at 8; D.P.U./D.T.E. 97-63, at 19. According to the Companies, although a merger or acquisition typically results in some loss of jobs where two companies possess redundant capacities, the proposed formation of a holding company may create employment opportunities (Exh. BG-MJM-1, at 9; Tr. at 22-23). In fact, Berkshire notes a modest increase in its own hiring as a result of the Company's restructuring efforts (Exh. DTE-1-5; Tr. at 22-23). Accordingly, we find that the Reorganization Plan will impose no societal costs and may, in fact, help create jobs in western Massachusetts.

            6.    Impact on Economic Development

      The Companies claim that one of the most significant public benefits of their holding company proposal is its impact on economic development in western Massachusetts (Exh. BG-MJM-1, at 10). The Companies assert that the anticipated increase in competition in the energy market will enhance economic development in the area (id. at 10).

      Although forecasts of economic development resulting from any action can never be certain, the Department recognizes that economic development is affected by, among other things, changes in employment opportunities, levels of wages, and the price and quality of goods and services offered. The Department has determined, in Section IV(C)(5), above, that the Companies' proposal is not likely to have a negative effect on employment. Moreover, the Department has determined that the quality of the Companies' service would not suffer as a result of implementing this proposal. Given these findings, the Department determines that there likely would be no negative effect on economic development as a result of the formation of the holding company.

            7.    Alternatives to the Merger

      When a utility requests approval for a traditional merger or acquisition, the Department may review alternatives, including other acquisition or merger partners, creation of affiliates and reorganization of existing assets. Berkshire considered "several" potential corporate structures when analyzing how to respond to the changing regulatory environment (Exhs. BG-MJM-1, at 10; DTE-1-6). Among these were (1) maintaining its existing corporate structure and (2) establishing separate corporate subsidiaries wholly owned by Berkshire. The Company states that the first alternative did not provide the degree of separation consistent with the principles articulated in the Department's Standards of Conduct, 220 C.M.R. [Section Sign] 12.00 et. seq. (Exh. DTE-1-6). An evaluation of the second alternative led the Company to conclude that it would frustrate its ability to participate in the market (Exh. DTE-1-6). The Companies contend that formation of a holding company would allow them to adjust to and compete in the evolving energy marketplace (id.).

      The Department finds that the other alternatives to the holding company structure would not provide the complete separation that the Department requires in regulating utility versus non-utility businesses and would frustrate Berkshire's ability to pursue opportunities in competitive markets and. With the holding company structure, BER will be able to participate in the competitive energy market through Berkshire Energy Marketing, thereby increasing the number of participants in the energy services market. Therefore, the Department finds the corporate restructuring is in the public interest.

      D.    Conclusion

      Based on the foregoing analyses, the Department determines that the holding company structure is appropriate for the Company. However, the Department has several specific concerns given the potential for abuse inherent in this structure that the Department addresses by the imposition of certain conditions on the Companies' formation of a holding company. We find that, with these appropriate conditions, the public interest standard of [Section Sign] 96 is met by the approval of the Companies' proposal. We address these conditions in Section V, below.

V.    CONDITIONS OF APPROVAL

      A.    Dividend Policy

            1.    Introduction

      Under the current corporate structure, Berkshire pays dividends to its shareholders and may not, without Department approval, reinvest its earnings in its unregulated businesses that might be established as separate corporate entities. Berkshire is similarly limited in its ability to make investments in joint ventures with third parties in competitive markets. However, under the proposed holding company structure, Berkshire would pay dividends to BER, which may choose to (1) invest some or all of the dividend income received from Berkshire into its non-utility subsidiaries without Department approval, (2) retain the income, or (3) disburse the income to its own shareholders as dividends (Companies Brief at 22). The issue is whether the Department should condition the approval of the holding company proposal on the Company's adopting a particular dividend policy.

            2.    Analysis and Findings

      The Department has previously analyzed the issues involved in a dividend policy for corporate restructuring resulting in a holding company and found that restrictions on dividend payments are necessary only under extraordinary circumstances, for example, when the financial health of the company is in question. D.P.U./D.T.E. 97-63, at 25-27. A review of the Company's Annual Report to Shareholders for 1997 shows that over the last ten years, Berkshire has had reasonable earnings and a reasonable dividend payout policy, and that the Company has maintained a reasonable level of equity in its total capitalization (Exh. BG-MJM-11, Annual Report at 14-15). The Company's financial health is not in jeopardy and there is no evidence that the Company's actions with respect to the dividend policy would harm Berkshire. Therefore, in this case, we find restrictions on Berkshire's dividend payments are not necessary.

      The Department recognized, in D.T.E. 97-63, the concerns about the overlap of the officers of the holding company and the regulated utility raised by intervenors in that case. D.T.E. 97-63, at 26. This overlap does not diminish the obligation of the officers of Berkshire to give first priority to the capital needs of the regulated utility and to protect its financial integrity. The Department will monitor the dividend payments of Berkshire and BER, and therefore directs the Company to report the level of payments to the Department whenever dividends are declared. In fact, Berkshire has already indicated its willingness to comply with such directives (Exh. DTE-1-19). If a pattern of inappropriate levels of dividend payments threatens to emerge, the Department will investigate and could impose restrictions at that time, if necessary. The Department also finds that restrictions on dividend payments unique to Berkshire are not necessary at this time.

      B.    Cost of Capital

      Berkshire proposes that its cost of capital continue to be established on a "stand-alone" basis after the formation of the holding company (Exh. DTE-1-2). The Company proposes to continue the rate-setting approach that it has followed in determining its cost of capital (id.). The utility's own capital structure will be used to calculate the weighted average cost of capital and the utility's embedded cost of long-term debt and preferred stock will be employed with the capital structure (id.). The cost of equity will continue to be developed from a proxy group of gas distribution companies (id.).

      The Company's proposal for determining the cost of capital is consistent with the Department's policy of determining an operating utility's cost of capital on a stand-alone basis, and not on the basis of the holding company's cost of capital. Therefore, the Companies' proposal is approved.

      C.    Asset Transfers

            1.    Description of Company Proposal

      Under the Companies' proposal, they will not initially transfer any rate-base assets to any new unregulated entity (Exh. BG-MJM-1, at 8). The Company plans to transfer certain facilities used by its retail propane operation to a new subsidiary of BER, Berkshire Propane, Inc. (id.). Berkshire claims that these assets have never been rate-base assets and that, therefore, this transfer would have no effect on Berkshire's cost of service (id.). Berkshire states that these assets will be transferred to the propane subsidiary at net book value (id.).

      Berkshire proposes that all transfers of rate-base assets will be made at the higher of net book value or fair market value in accordance with 220 C.M.R. [Section Sign]12.04(1) (Companies Brief at 23-24). Berkshire states that its proposal maximizes the value of the asset and ensures that the benefits from the sale or transfer are passed on appropriately to the utility's ratepayers (id. at 24). Further, Berkshire proposes that any asset transfers from an affiliate to Berkshire will be at a rate not higher than the fair market value of the asset (id.). In addition, Berkshire has indicated that it will provide, as part of its initial filing in future rate case proceedings, detailed information concerning asset transfers made since the end of the test year used in the Company's previous rate case filing (Exh. DTE-1-20).

            2.    Analysis and Findings

      Regarding the transfer of facilities associated with the propane operation to the propane subsidiary at net book value, the Department approves the transfer. In fact, the facilities were never included in Berkshire's rate base. Further, we find that the asset transfer pricing proposals put forth by Berkshire are consistent with the Department's Standards of Conduct. 220 C.M.R. [Section Sign]12.04. Therefore, in accordance with the Companies' proposal, the Department directs the Companies to price any rate-base asset transfers from Berkshire to its affiliates at the higher of net book value or fair market value, and to price any asset transfers from an affiliate to Berkshire at no higher than the market price for the asset. Further, we also expect Berkshire to comply with the other requirements of 220 C.M.R. [Section Sign]12.04, including the requirement to maintain a log of all transactions with affiliated companies.

VI.   MANAGEMENT AGREEMENT

      A.    Description

      The Companies state that BER will have no employees of its own, beyond its three officers, for some time to come. However, it will be required to maintain some corporate functions, such as shareholder relations, investor relations, and accounting and legal operations (Exh. BG-MJM-1, at 13). In order to provide BER with the requisite services, the Company entered into a Management Agreement with BER (id.; Exh. BG-MJM-6). In response to a record request from the Department, Berkshire provided a revised Management Agreement(8) ("Revised Agreement") in order to reflect more clearly its intent regarding the pricing of services by Berkshire for BER (RR-DTE-4(a)). The Revised Agreement provides that Berkshire will furnish BER and its affiliates specific services upon request, provided that the Company has available personnel and resources (id. at 2). If, after consultation with BER, the Company determines that third-party services are necessary, Berkshire will arrange for the appropriate services on behalf of BER (id.).
___________________
(8) Berkshire provided revised language stating explicitly that as compensation for services rendered by Berkshire, BER will pay the higher of fully allocated costs or fair market value where a measurable market exists for the service.

      BER would request the desired services on an as-needed basis through purchase orders, which may be amended from time to time through written change orders (id. at 2-3). In return, BER would compensate Berkshire for those services, based on direct labor, indirect labor, and capital expenditures (id.). Berkshire proposes to charge BER the higher of (1) the fully-allocated costs for the services provided or (2) a rate based on the fair market value of those services provided to BER, as determined by Berkshire, if there is a measurable market for such services (id. at 3). If Berkshire's charges to BER are different from the Company's full embedded costs, the Company will record reasonable third-party offers to provide like services at market prices, and will maintain records comparing each rate to Berkshire's own marginal costs of providing such services (id. at 4).

      The Company states that it considered the merits of forming a service company to provide services to BER and its subsidiaries instead of entering into a management services agreement (Exh. DTE-1-12). The Company contends that, initially, the proposed corporate structure would be relatively simple and a service company is not warranted (id.). Berkshire states that if a more complex corporate structure evolves with more than one regulated utility, then the formation of a service company may be appropriate (id.). Further, the Company asserts that the allocation factors established under the Management Agreement address any potential concerns that would justify a service company (id.). Therefore, the Company concludes, at this time, that there would be no advantage gained by the formation of a service company (id.). However, Berkshire stated that it will continue to evaluate the merits of forming a service company (id.).

      B.    Analysis and Findings

      Section 94B subjects contracts entered into by gas companies and an affiliated company to Department review and approval. In evaluating [Section Sign] 94B proposals, the Department requires utilities to demonstrate that (1) the proposal provides a reasonable method of allocating liabilities and benefits between a utility company and its affiliate, and
(2) the methods employed in structuring the proposal are sufficient to protect the interests of a utility company's ratepayers. In addition, such contracts are required to be consistent with the Standards of Conduct. 220 C.M.R. [Section Sign]12.00 et. seq.

      The holding company structure we approve here is relatively simple and only a very limited number of employees would be providing services to Berkshire and its un-regulated affiliates. The Department has examined the cost allocation method proposed by Berkshire, which applies allocation factors specifically developed for the company in its most recent base rate proceeding. The Berkshire Gas Company, D.P.U. 92-210 (1993). The Department's Standards of Conduct state that a distribution company may provide services to an affiliate provided that the price charged for such services is equal to or greater than the distribution company's fully allocated cost to provide the service. 220 C.M.R. [Section Sign] 12.04(2). This pricing policy provides sufficient assurance that affiliates will not gain competitive advantages at the expense of ratepayers. 220 C.M.R. [Section Sign]12.00 et. seq.. Therefore, the Department approves the Revised Agreement.(9)
___________________
(9) The Department notes that the actual implementation of the Management Agreement must comply with all of the Standards of Conduct, including 220 C.M.R. [Section Sign] 12.03(4), related to non-discriminatory access to certain products and services provided by the distribution company to a competitive energy affiliate.

      Regarding the formation of a service company, while a well-structured service company may result in an allocation of common costs among multiple affiliates that is more explicit than what may be offered through a management services arrangement, the formation of a service company would be a form of corporate separation, which the Department has previously determined that we lack clear authority to mandate. D.P.U./D.T.E. 97-63, at
65. Further, the Department is persuaded by the Company's argument that given the relatively simple holding company structure we approve here, at this time a service company does not appear to be warranted. However, future circumstances (for example, mergers, acquisitions, or further energy diversification) might make a service company's creation beneficial to ratepayers. Therefore, the Company is directed to continue to evaluate the merits of a service company, as it has already indicated it intends to do.

VII.  TAX SHARING AGREEMENT

      A.    Description

      The proposed Tax Sharing Agreement provides that, each year, BER and its subsidiaries, including Berkshire, would calculate their income tax liability on a stand-alone basis (Exhs. BG-MJM-1, at 14; BG-MJM-7). In turn, each subsidiary would make tax payments to BER based on the calculation of its stand-alone tax liability, if any liability exists (Exh. BG-MJM-1, at 14). In the event that a subsidiary generates a tax loss or other tax benefit that is available to BER in its consolidated income tax return, BER would make payments to the subsidiary consistent with the value of such tax benefits at the marginal tax rate (id.). According to the Companies, because certain tax items must be treated on a consolidated basis, to the extent that a particular subsidiary's specific tax benefits are applied to the consolidated return, that subsidiary is allocated the benefit of that tax item for purposes of determining its share of the consolidated tax liability (Exh. BG-MJM-7). Payments of any amount due under the tax sharing agreement may be made in cash or otherwise recognized on the books of BER and its subsidiary (id.).

      B.    Analysis and Findings

      The Tax Sharing Agreement requires Berkshire to potentially advance funds to BER in connection with the filing of a consolidated tax return. This payment could be considered an advance that would require Department approval pursuant to G.L. c. 164, [Section Sign] 17A. Pursuant to G.L. c. 164, [Section Sign] 17A, a gas or electric company must obtain written Department approval in order to "loan its funds to, guarantee or endorse the indebtedness of, or invest its funds in the stock, bonds, certificates of participation or other securities of, any corporation, association or trust...."  The Department has indicated that such proposals must be
"consistent with the public interest," that is, a [Section Sign] 17A proposal will be approved if the public interest is at least as well served by approval of the proposal as by its denial. The Bay State Gas Company, D.P.U. 91-165, at 7 (1992).

      The Department has stated that it will interpret the facts of each [Section Sign] 17A case on its own merits. A determination that the proposal is consistent with the public interest considers the overall anticipated effect on ratepayers of the potential harms and benefits of the proposal by weighing a number of factors, including, but not limited to:
the nature and complexity of the proposal; the relationship of the parties involved in the underlying transaction; the use of funds associated with the proposal; the risks and uncertainties associated with the proposal; the extent of regulatory oversight on the parties involved in the underlying transaction; and the existence of safeguards to ensure the financial stability of the utility. D.P.U. 91-165, at 8. The Department finds that the Tax Sharing Agreement provides a reasonable method of allocating liabilities and benefits among the Company, BER, and its other affiliates. The Department also finds that the methods employed in the Tax Sharing Agreement are sufficient to protect the interests of the Company's ratepayers. Accordingly, the Tax Sharing Agreement is approved.

VIII. STOCK ISSUANCE

      A.    Standard of Review

      In order for the Department to approve the issuance of stock, bonds, coupon notes, or other types of long-term indebtedness,(10) the Department must determine that the proposed issuance meets two tests. First, the Department must assess whether the proposed issuance is reasonably necessary to accomplish some legitimate purpose in meeting a company's service obligations, pursuant to G.L. c. 164, [Section Sign] 14. Fitchburg Gas & Electric Light Company v. Department of Public Utilities, 395 Mass. 836, 842
(1985) ("Fitchburg II") citing Fitchburg Gas & Electric Light Company v. Department of Public Utilities, 394 Mass. 671, 678 (1985) ("Fitchburg I")). Second, the Department must determine whether the Company has met the net plant test.(11) Colonial Gas Company, D.P.U. 84-96 (1984).
___________________
(10) Long-term refers to periods of more than one year after the date of issuance. G.L. c. 164, [Section Sign] 15A.
(11)  The net plant test is derived from G.L. c. 164, [Section Sign] 16.

      The Court has found that, for the purposes of G.L. c. 164, [Section Sign] 14, "reasonably necessary" means "reasonably necessary for the accomplishment of some purpose having to do with the obligations of the company to the public and its ability to carry out those obligations with the greatest possible efficiency." Fitchburg II at 836, citing, Lowell Gas Light Company v. Department of Public Utilities, 319 Mass. 46, 52 (1946).
In cases where no issue exists about the reasonableness of management decisions regarding the requested financing, the Department limits its [Section Sign] 14 review to the facial reasonableness of the purpose to
which the proceeds of the proposed issuance will be put.   Canal Electric
Company, et al., D.P.U. 84-152, at 20 (1984); see, e.g., Colonial Gas Company, D.P.U. 90-50, at 6 (1990). The Fitchburg I and II and Lowell Gas cases also established that the burden of proving that an issuance is reasonably necessary rests with the company proposing the issuance, and that the Department's authority to review a proposed issuance "is not limited to
a 'perfunctory review'."   Fitchburg I at 678; Fitchburg II at 842, citing
Lowell Gas at 52.

      Where issues concerning the prudence of the Company's capital financing have not been raised or adjudicated in a proceeding, the Department's decision in such a case does not represent a determination that any specific project is economically beneficial to a company or to its customers. In such circumstances, the Department's determination in its Order may not in any way be construed as ruling on the appropriate ratemaking treatment to be accorded any costs associated with the proposed financing. See, e.g., Boston Gas Company, D.P.U. 95-66, at 7 (1995).

      Regarding the net plant test, a company is required to present evidence that its net utility plant (original cost of capitalizable plant, less accumulated depreciation) equals or exceeds its total capitalization (the sum of its long-term debt and its preferred and common stock outstanding) and will continue to do so following the proposed issuance. Colonial Gas Company, D.P.U. 84-96, at 5 (1984). If the Department determines at that time that the fair structural value of the net plant and land and the fair value of gas inventories owned by such a utility are less than its outstanding stock and debt, it may prescribe such conditions and requirements as it deems best to make good within a reasonable time the impairment of the capital stock. G.L. c. 164, [Section Sign] 16.

      B.    Mergeco

            1.    Description of Proposal

      Mergeco has an authorized capitalization consisting of 200,000 shares of common stock, $1 par value, of which 100 shares have been subscribed for by BER, and which, subject to the approval of the Department, will be issued and sold to BER at a price of $1 per share (Restructuring Petition at 2). The Companies request that the Department authorize and approve the proposed issuance of 100 shares of Mergeco common stock to BER (id. at 5). The Companies claim the proposed issuance is reasonably necessary to effect the holding company structure (id.).

            2.    Analysis and Findings

      The Department finds that the issuance of 100 shares of common stock by Mergeco, at a par value of $1.00, is a necessary mechanism for the purpose of forming Mergeco and thus effecting the proposed merger. Accordingly, the Department finds that the proposed stock issuance is reasonably necessary and is in accordance with G.L. c. 164, [Section Sign] 14.

      With regard to the net plant test of G.L. c. 164, [Section Sign] 16, the record indicates that Mergeco has no assets and, thus, cannot meet the net plant test. However, the Department notes that the intended purpose of the stock issuance is to set up a transient framework of the consummation of the merger and acquisition of Berkshire by BER. The merger would extinguish the corporate existence of Mergeco, and consequently, remedy any net plant deficiency of Mergeco. D.T.E. 98-27, at 74. The purpose of the net plant test is to protect investors from hidden watering of stock. Id.
Application of the net plant test has no place in a transaction as patent
and transparent as the instant one.  Id.   No public protective purpose
would be served by applying the test here. It is sufficient to note that the transaction is structured to prevent any adverse risk to the investing public and immediately to correct any theoretical problems with Mergeco shares. Id. Therefore, the Department finds it unnecessary to impose further conditions on Mergeco under G.L. c. 164, [Section Sign] 16.

      C.    Dividend Reinvestment Plan Stock Issuance

            1.    Description of the Proposed Financing

      The Company requests approval by the Department of the issuance and sale from time to time of up to 200,000 additional shares of authorized common stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (DRIP Petition at 1). According to the Company, the net proceeds of such issuances and sales will be applied to repay short-term bank loans incurred from time to time for the purpose of financing additions to the Company's property, plant, and equipment and for such other uses as the Department may authorize (id. at 4). The Company states that participants in the DRIP may invest in additional shares of common stock by
(1) having cash dividends on all or a portion of their shares automatically reinvested, (2) investing in additional common stock by making optional cash payments at any time in any amount from a minimum $15.00 in any calendar month to a maximum of $5,000 in any calendar quarter, and (3) investing both their cash dividends and optional cash payments (Exh. DTE-2-1(c) at 1). The price of shares purchased by participants in the DRIP is established at 97 percent of the average of the daily high and low sales price of the Company's common stock in the over-the-counter market(12) during the five consecutive trading days ending on and including the day of purchase (id.). In the event that the discounted common share price falls below the book value of the stock, the three percent discount will be suspended until such time as the price exceeds the book value (id.). The Company also declares that no shares will be available for purchase under the DRIP at less than
par value (id.).   Participation in the DRIP is optional and is available to
holders of ten or more shares of common stock or to any employee of the Company who owns one or more shares of common stock (id. at 4). The Company states that the DRIP is administered externally by Boston EquiServe, associated with State Street Bank and Trust Company (Exh. DTE-2-6). All administrative fees for the DRIP are paid by the shareholders (id.; Tr. at
50).
___________________
(12) The price of the Company's common stock is currently quoted in the NASDAQ National Market Stock tables.

      The Company entered into evidence the certificate of vote taken by the board of directors on August 29, 1998, which authorized the issue and sale of 200,000 additional shares of common stock pursuant to the DRIP (Exh. BG-MJM-12). As of June 30, 1998, 4,600,000 shares of common stock were authorized by shareholders for issuance for proper corporate purposes, including issuance pursuant to the DRIP. As of June 30, 1998, 2,315,914 authorized shares of common stock were actually issued and outstanding, and 69,307 authorized shares of common stock were still reserved for issuance and sale under the DRIP (DRIP Petition at 2). Previously, the Department has approved the issuance and sale by the Company of a number of shares pursuant to the DRIP. See D.P.U. 40 (1980) (approving initial issuance of common stock under the DRIP); D.P.U. 84-219 (1984); D.P.U. 89-59 (1989);
D.P.U. 90-83 (1990); D.P.U. 93-182 (1992); and D.P.U. 96-64 (1996).

      2.    Capital Structure of the Company

      As of June 30, 1998, the Company's capitalization comprised $40,000,000 long-term debt, consisting of senior notes of $24,000,000, first mortgage bonds series P of $10,000,000, and a current portion of long-term debt in the amount of $6,000,000 (Exhs. BG-MJM-10, at Sch. 4; BG-MJM-11, at 25 of the Annual Report to shareholders); 2,315,914 shares of common stock, authorized and outstanding, having a par value of $2.50 per share and a total par value of $5,789,785; 3,212 shares of preferred stock, authorized and outstanding, having a par value of $100 per share and a total par value of $321,200; and a premium on common stock of $18,835,026 (DRIP Petition at
1). The total capitalization of the Company, as of June 30, 1998, is therefore equal to $64,946,011.(13)
___________________
(13) The total capitalization of $64,946,011 is equal to the sum of $40,000,000 long-term debt, plus $5,789,785 total par value of common stock, plus $321,200 total par value of preferred stock, plus $18,835,026 premium on common stock.

      3.    Analysis and Findings

      The Department, pursuant to G.L. c. 164 [Section Sign] 16, requires any company requesting approval to issue new stock, bonds, or other securities to demonstrate that its net utility plant supports the additional amount of financing. Colonial Gas Company, D.P.U. 84-96, at 8 (1984).
Under the net plant test, a company must present evidence showing that its net utility plant (utility plant less accumulated depreciation) is equal to or greater than its total capitalization (the sum of long-term debt, preferred stock and common stock outstanding). Id. at 5.

      As of June 30, 1998, the Company's utility plant in service was $106,057,000, with accumulated depreciation of $31,371,000 resulting in net utility plant in service of $74,686,000 (Exh. BG-MJM-10, at Sch. 3). As of June 30, 1998, the Company's total capitalization consisted of $64,946,011, resulting in an excess of net utility plant in service over outstanding capital of $9,739,989 (id.). The proposed issuance of 200,000 shares plus a remaining balance of 69,307(14) shares authorized but not issued yet would increase the total capitalization of $6,073,546,(15) resulting in an excess of net utility plant over outstanding capital of $3,666,443. Therefore, under the Department's precedent regarding the calculation of the net plant test, the Department finds that the Company's proposed financing meets the net plant test.
___________________
(14) The computation of the net plant test takes account of 69,307 shares of common stock previously authorized by the Department in D.P.U. 96-64 but that are still unissued.
(15) The amount of $6,073,546 is equal to the total value (total par value plus premium on common stock) of 269,307 shares of common stock computed at the price of $23.25 per share less the 3 percent discount established in the Company's DRIP (Exh. BG-MJM-10, at Sch. 4).

      The Department also finds that the evidence presented in this case demonstrates that the Company intends to use the proceeds of the proposed financing to reduce short-term debt(16) incurred to finance additions to the Company's plant, property and equipment and to provide permanent financing to such additions (Exhs. BG-MJM-10, at 5; DTE-2-2). Accordingly, the Department finds that the Company's proposed issuance of an additional 200,000 shares of common stock is reasonably necessary for the purposes for which it is proposed. Issues concerning the prudence of the Company's financing have not been addressed in this proceeding, and the Department's decision in this case does not represent a determination that any project is economically beneficial to the Company or its customers. The Department emphasizes that its determination in this Order shall not in any way be construed as a ruling relative to the appropriate rate making to be accorded any costs associated with the proposed financing.
___________________
(16) As of June 30, 1998, the Company recorded $7,085,000 as short-term indebtedness (Exh. DTE-2-2; DRIP Petition at 2; Tr. at 12).

IX.   EXEMPTION FROM SEPARATION REQUIREMENTS OF THE STANDARDS OF CONDUCT

      A.    Introduction

      The Company states that initially, the employees of BER will consist only of its three officers, Scott S. Robinson, Michael J. Marrone, and Cheryl M. Clark (Exh. BG-MJM-8). The three BER officers are, and will continue to be, along with Robert M. Allessio, officers of Berkshire (Exh. BG-MJM-9). These four individuals will also serve as officers of the proposed competitive affiliates, Berkshire Propane, Inc. and Berkshire Energy Marketing, Inc., the latter of which the Company indicated would constitute a "competitive energy affiliate" as defined at 220 C.M.R. [Section Sign]12.02(4) (Exemption Request at 2). Berkshire seeks an exemption from the separation requirements of 220 C.M.R. [Section Sign]12.03(15) for these individuals (Exemption Request at 4). Berkshire asserts that as officers, these individuals will only be charged with senior management or executive tasks and generally will not be involved in the day-to-day operations of Berkshire Energy Marketing, Inc (id. at 3).

      Currently, Berkshire does not have any affiliated entities.(17) After the Department's approval of the proposed merger, BER expects to initially operate two affiliates in non-regulated operations (Companies Brief at 20-
21). Berkshire states that it and its non-regulated affiliates will maintain separate facilities, separate staffs (excepting the officers named above), separate computer systems, and separate functions as required by 220 C.M.R. [Section Sign]12.00 et. seq. (Exemption Request at 3).
___________________
(17)  As noted above, Berkshire Propane operates as a division of Berkshire.

      B.    Analysis and Findings

      Pursuant to the Standards of Conduct, an exemption from the prohibition of sharing employees may be granted upon a showing that the shared employees would be in the best interests of the ratepayers, have minimal anti-competitive effect, and that the costs can be fully allocated between the distribution company and its affiliate. 220 C.M.R. [Section Sign] 12.03(17).

      The Companies state that, because Berkshire has a small executive staff, its costs would increase and consequently rates for the regulated utility would increase, if it is compelled to have separate directors and officers for its distribution company (Exemption Request at 3; Tr. at 41-
42). The Companies state that the four officers who will be shared by Berkshire and its unregulated affiliates will not be involved in the day-to-day operations of the entities and will not provide any competitively sensitive information to such affiliate (Exemption Request at 3). Further, the Companies note that the non-regulated businesses will be conducted separately from the regulated business at the operational level, with separate operational staff, separate computer systems, and separate facilities (id.). The Department recognizes that there may be separation of the regulated company from the competitive energy affiliate at the operational level, but there is no evidence in the record that assuages our concern that the sharing of management employees between a distribution company and a competitive energy affiliate would not result in the very anti-competitive activity that 220 C.M.R. [Section Sign] 12.03(15) is meant to eliminate. This competitive risk outweighs the prospect of savings for ratepayers derived from having Berkshire share officers with its competitive affiliates. Because the Companies have the burden of proof in seeking an exemption pursuant to 220 C.M.R. [Section Sign] 12.03(17), the lack of sufficient record evidence regarding competitive protections is fatal to Berkshire's request, although the Companies may renew their request for an exemption and proffer further evidence on this issue.

      Based on the foregoing analysis, the Department finds that the Companies have failed to meet their burden for seeking an exemption from the separation requirements of 220 C.M.R. [Section Sign] 12.03(15), and therefore the request is denied, without prejudice(18).
___________________
(18) COM/Energy has raised similar issues regarding the separation requirements of the Standards of Conduct in a letter to the Department, dated July 31, 1998. The Department will address these issues.

X.    ORDER

      After due notice, hearing and consideration, the Department

      VOTES: That pursuant to Section 14 of Chapter 164, the proposed issuance of common stock of Berkshire Gas Mergeco Gas Company, Inc. to BER is reasonably necessary to effect corporate restructuring; and

      VOTES: That pursuant to Section 14 of Chapter 164, the proposed issuance of common stock of Berkshire Gas Mergeco Gas Company, Inc. to BER is in the public interest; and

      VOTES: That the issuance and sale, from time to time, by Berkshire Gas Company of not in excess of 200,000 shares of common stock, $2.50 par value, pursuant to its Share Owner Dividend Reinvestment and Stock Purchase Plan, is reasonably necessary for the purpose for which the Company has petitioned; and it is

      ORDERED: That pursuant to Section 14 of Chapter 164, the issuance by Mergeco of 100 shares of its common stock to BER in consideration of payment of $100 by BER is hereby approved and authorized; and it is

      FURTHER ORDERED: That pursuant to Section 96 of Chapter 164, the merger to form a holding company structure for Berkshire and the terms thereof are consistent with the public interest; and it is

      FURTHER ORDERED: That pursuant to Section 96 of Chapter 164, the Agreement and Plan of Merger dated as of February 19, 1998, and the merger of Mergeco into Berkshire pursuant thereto is hereby approved and authorized; and it is

      FURTHER ORDERED: That pursuant to Sections 17A and 94B of Chapter 164, the Tax Sharing Agreement between Berkshire and BER is hereby approved and authorized; and it is

      FURTHER ORDERED: That pursuant to Section 94B of Chapter 164, the Department approves the Management Services Agreement between Berkshire and BER, and it is

      FURTHER ORDERED: That the Department denies, without prejudice, Berkshire's request for an exemption from any applicable restrictions within 220 C.M.R. [Section Sign]12.03(15) with respect to the four senior executives that will serve Berkshire and its proposed non-regulated energy marketing affiliate to be known as Berkshire Energy Marketing, Inc.; and it is

      FURTHER ORDERED: That the Department hereby approves and authorizes the issuance and sale from time to time of not in excess of additional 200,000 Berkshire shares of common stock, $2.50, par value, pursuant to its Share Owner Dividend Reinvestment and Stock Purchase Plan; and it is

      FURTHER ORDERED: That the net proceeds from Berkshire's issuance and sale of all such securities issued pursuant to its Share Owner Dividend Reinvestment and Stock Purchase Plan shall be used for the purposes set forth herein; and it is

      FURTHER ORDERED: That the Secretary of the Department notify the Secretary of State of the issuance of stock and deliver a certified copy of this Order to the Secretary of State within five business days hereof; and it is

      FURTHER ORDERED: That Berkshire comply with all directives contained in this Order.

                                       By Order of the Department,

                                       /s/ Janet Gail Besser
                                       _____________________________
                                       Janet Gail Besser, Chair

                                       /s/ James Connelly
                                       _____________________________
                                       James Connelly, Commissioner

                                       /s/ W. Robert Keating (jgb)
                                       _____________________________
                                       W. Robert Keating, Commissioner

                                       /s/ Paul B. Vasington (jc)
                                       _____________________________
                                       Paul B. Vasington, Commissioner

                                       /s/ Eugene J. Sullivan
                                       _____________________________
                                       Eugene J. Sullivan, Jr., Commissioner

A true copy

Attest

/s/ Mary L. Cottrell
_________________________________
Mary L. Cottrell, Secretary

Appeal as to matter of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part.

Such Petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or filing of the Commission, or within such further time as the Commission may allow upon request filed prior to the expiration of twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court siting in Suffolk County by filing a copy thereof with the Clerk of said Court. (Sec. 5, Chapter 25, G.L. Ter. Ed., as most recently amended by Chapter 485 of the Acts of 1971).